PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:

Titanium Metals Corporation	John A. St. Wrba
5430 LBJ Freeway, Suite 1700	Vice President and Treasurer
Dallas, Texas 75240	(972) 233-1700

TIMET REPORTS SECOND QUARTER 2010 RESULTS

DALLAS, TEXAS . . . August 3, 2010 . . .. Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) reported net income attributable to common stockholders of $19.0 million, or $0.11 per diluted share, for the quarter ended June 30, 2010, compared to $8.6 million, or $0.05 per diluted share, for the quarter ended June 30, 2009.

The Company’s net sales were $212.0 million for the second quarter of 2010 compared to $205.7 million for the second quarter of 2009.  The increase in net sales was primarily the result of an increase in melted product volumes partially offset by lower selling prices for melted products.  Factors contributing to the change in average selling prices for melted products during the second quarter of 2010 include lower annual pricing under long-term customer agreements primarily due to lower raw material index adjustments, lower spot market pricing and the relative mix of products sold during the period.  Customer requirements during the second quarter of 2010 have continued to reflect improving demand for titanium products in the commercial aerospace sector, as manufacturing activity and inventory levels within the supply chain continue to recover and uncertainties within the sector continue to be resolved.

Operating income of $26.7 million for the second quarter of 2010 was up from $15.6 million for the same period in 2009, reflecting a higher gross margin percentage relative to net sales.  Our improved profitability reflects lower cost raw materials, principally titanium sponge and scrap, and higher utilization of our production capacity in 2010.

Bobby D. O’Brien, President and CEO, said, “In late 2009, we began to see strengthening demand for our products as our backlog and customer order levels began reflecting increased manufacturing activity, particularly in the commercial aerospace supply chain.  During the second quarter, we continued to see improvement in order activity and spot market pricing trends for both melted and mill products.  Our operating results for the second quarter of 2010 reflect these trends and the resulting benefit of higher utilization of our production capacity, both of which are expected to continue into the second half of the year.

“The long-term demand trend for titanium products and our business remains favorable as the development and production of the next generation of more fuel-efficient aircraft continues throughout the aerospace supply chain.  The July 2010 forecast published by The Airline Monitor, a leading aerospace publication, reflects increasing aircraft deliveries and titanium consumption over the next five years for fleet replacement and expansion.  This most recent forecast continues to predict record delivery levels over the next five years and thereafter, supporting our belief that long-term industry-wide demand will be strong for the foreseeable future.  We believe our focus on titanium metals and specialty titanium alloys for the aerospace industry, especially for jet engine applications, continues to provide us with a competitive advantage in light of the favorable long-term outlook for aerospace.  We also believe our fiscal discipline over the last several years, including our strategic projects which have enhanced our operating flexibility without the need for major capital expenditures, has positioned us with a strong balance sheet, positive cash flows and no debt giving us the ability to seize new opportunities to strengthen and expand our market presence as the global economic recovery continues to develop.”

The statements contained in this release that are not historical fact are forward-looking statements that represent TIMET management’s beliefs and assumptions based on currently available information.  Forward-looking statements can generally be identified by the use of words such as “believes,” “intends,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects” or comparable terminology or by discussions of strategies or trends.  Although TIMET believes that the expectations reflected in such forward-looking statements are reasonable, it does not know if these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results.  Actual future results could differ materially from those described in such forward-looking statements, and TIMET disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, including risks and uncertainties in those portions referenced above and those described from time to time in our other filings with the SEC which include, but are not limited to:

•	the cyclicality of the commercial aerospace industry;
•	the performance of aerospace manufacturers and TIMET under long-term agreements;
•	the existence or renewal of certain long-term agreements;
•	the difficulty in forecasting demand for titanium products;
•	global economic and political conditions;
•	global production capacity for titanium;
•	changes in product pricing and costs;
•	the impact of long-term contracts with vendors on TIMET’s ability to reduce or increase supply;
•	the possibility of labor disruptions;
•	fluctuations in currency exchange rates;
•	fluctuations in the market price of marketable securities;
•	uncertainties associated with new product or new market development;
•	the availability of raw materials and services;
•	changes in raw material prices and other operating costs (including energy costs);
•	possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	competitive products and strategies; and
•	other risks and uncertainties.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.
· · · · ·

TITANIUM METALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share and product shipment data)

	Three months ended June 30,		Six months ended June 30,
	2009	2010	2009	2010
	(Unaudited)

Net sales	$205.7	$212.0	$409.1	$429.6
Cost of sales	174.1	171.2	338.1	351.0

Gross margin	31.6	40.8	71.0	78.6

Selling, general, administrative and development expense	15.8	14.4	30.6	27.9
Other (expense) income, net	(0.2)	0.3	1.7	0.2

Operating income	15.6	26.7	42.1	50.9

Other non-operating (expense) income, net	(0.8)	2.9	0.5	5.9

Income before income taxes	14.8	29.6	42.6	56.8

Provision for income taxes	5.7	9.7	12.8	19.6

Net income	9.1	19.9	29.8	37.2

Noncontrolling interest in net income of subsidiary	0.4	0.8	1.4	1.3

Net income attributable to TIMET stockholders	8.7	19.1	28.4	35.9

Dividends on Series A Preferred Stock	0.1	0.1	0.1	0.1

Net income attributable to TIMET common stockholders	$8.6	$19.0	$28.3	$35.8

Earnings per share attributable to TIMET common stockholders	$0.05	$0.11	$0.16	$0.20

Weighted average shares outstanding:
Basic	181.0	179.6	181.0	179.6
Diluted	181.0	180.5	182.0	180.5

Melted product shipments:
Volume (metric tons)	605	1,305	1,240	2,445
Average selling price (per kilogram)	$29.95	$20.70	$28.15	$20.25

Mill product shipments:
Volume (metric tons)	3,200	3,170	6,115	6,560
Average selling price (per kilogram)	$52.95	$53.10	$55.15	$52.45